Exhibit 10.5

EXECUTION VERSION

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of August 29, 2014 (this “Agreement”), by and among Barclays Bank PLC, Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association, Goldman Sachs Bank USA, Jefferies Finance LLC, KeyBank National Association and Royal Bank of Canada (collectively, the “Incremental Revolving Loan Lenders”), Fairmount Santrol Inc. (formerly known as Fairmount Minerals, Ltd.), as borrower representative (in such capacity, the “Borrower Representative”) and Barclays Bank PLC (“Barclays”), as Administrative Agent (together with its successors and permitted assigns, the “Administrative Agent”). This Joinder Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement (as defined below) and the other Loan Documents.

RECITALS:

WHEREAS, reference is hereby made to that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of September 5, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement’’; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Fairmount Santrol Holdings Inc. (formerly known as Fairmount Minerals Holdings, Inc.), Fairmount Santrol Inc. (formerly known as Fairmount Minerals, Ltd.) (the “U.S. Borrower”), certain Subsidiaries of the U.S. Borrower party thereto as guarantors, Lake Shore Sand Company (Ontario) Ltd. (the “Canadian Borrower”), the Lenders party thereto from time to time, KeyBank National Association, as Syndication Agent, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Barclays Bank PLC, as Revolving Administrative Agent and PNC Bank, National Association and Wells Fargo Securities, LLC, as Co-Documentation Agents; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower Representative may request an increase to the existing Revolving Commitments or Term Loans and/or the establishment of Incremental Term Loan Commitments, with such increase or establishment becoming effective by the Borrower Representative entering into one or more Joinder Agreements with the Incremental Term Loan Lender and/or Incremental Revolving Loan Lender(s), as applicable, and the Administrative Agent.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Incremental Revolving Loan Lender hereby agrees to commit to provide its Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth herein and in the Credit Agreement.

Each Incremental Revolving Loan Lender: (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent and Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Incremental Revolving Loan Lender hereby agrees to extend Incremental Revolving Commitments to the U.S. Borrower on the following terms and conditions and in accordance with the terms and provisions of the Credit Agreement.

1.	Amount and Type of Incremental Revolving Commitments. In accordance with Section 2.24 of the Credit Agreement, the Borrower Representative has requested Incremental Revolving Commitments in the amount of $46,629,213.48 to be made to the U.S. Borrower on August 29, 2014 (the “Increased Amount Date”).

i.	Interest rate option:[1]	☐	a.	Base Rate Loan(s)
		☐	b.	Eurodollar Rate Loans
with an initial Interest
Period ending on [•]
		☒	c.	No Borrowings will be made under the Incremental Revolving Commitments on the
Increased Amount Date.

2.	Incremental Revolving Commitments:

i. The parties hereto hereby acknowledge and agree that the revolving commitments established on the Increased Amount Date (the “Incremental Revolving Commitments”) shall not constitute a separate Class of Revolving Commitments, but shall instead be part of the same Class as the Revolving Commitments made on the Restatement Date. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all such Incremental Revolving Commitments may be treated as Revolving Commitments for all purposes under the Loan Documents.

ii. The Incremental Revolving Commitments shall terminate on the U.S. Revolving Commitment Termination Date.

3.	Applicable Margin and Fees.

i.	Base Rate Loans: The Applicable Margin for each Revolving Loan under the Incremental Revolving Commitments that is a Base Rate Loan shall mean, as of any date of determination, 3.00% per annum, subject to reduction as set forth in the Credit Agreement.

ii.	Eurodollar Rate Loans: The Applicable Margin for each Revolving Loan under the Incremental Revolving Commitments that is a Eurodollar Rate Loan shall mean, as of any date of determination, 4.00% per annum, subject to reduction as set forth in the Credit Agreement.

iii.	The U.S. Borrower shall pay such other fees, including fees on the undrawn amount of any Incremental Revolving Commitment and with respect to letters of credit as set forth in Section 2.11(a) of the Credit Agreement with respect to Revolving Commitments.

4.	Principal Payments. No interim amortization or reduction of the Incremental Revolving Commitments shall apply.

5.	Voluntary and Mandatory Prepayments. Same as that applicable to Revolving Commitments under the Credit Agreement.

6.	Prepayment Fees. None

7.	Other Fees. The U.S. Borrower agrees to pay on the Effective Date (as herein defined) for the ratable benefit of each Incremental Revolving Loan Lender, an upfront fee in an amount equal to 0.25% of the stated principal amount of the Incremental Revolving Commitments established on the Increased Amount Date.

[1]	Note, drawing may be needed only to reflect reallocation of drawings among Lenders.

8.	Incremental Lenders. Each Incremental Revolving Loan Lender acknowledges and agrees that upon its execution of this Agreement and the establishment of the Incremental Revolving Commitments that the Incremental Revolving Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

9.	Credit Agreement Governs. Except as set forth in this Agreement, the Incremental Revolving Commitments shall otherwise be subject to the terms and provisions of the Credit Agreement and the other Loan Documents.

10.	Conditions Precedent. The effectiveness of this Agreement and the commitments of the Incremental Revolving Loan Lender hereunder are subject to the satisfaction of the following conditions on or prior to August 29, 2014 (the “Effective Date”):

i.	The representations and warranties and other certifications set forth in Section 11 hereof shall be true and correct as of the Effective Date;

ii.	The Administrative Agent shall have received the following, each of which shall be originals or facsimiles or “.pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated as of the Effective Date and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Joinder from the Administrative Agent, the Borrower Representative and each Lender providing Incremental Revolving Commitments; and

(ii) a Note executed by the U.S. Borrower in favor of each such Lender who shall have requested a Note not less than three Business Days prior to the Effective Date.

iii.	The Administrative Agent shall have received: (1) copies of the Organizational Documents of the U.S. Borrower, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Effective Date or a recent date prior thereto; (2) signature and incumbency certificates of the U.S. Borrower; (3) resolutions of the board of directors or similar governing body of the U.S. Borrower approving and authorizing the execution, delivery and performance of this Joinder Agreement and the other Loan Documents executed in connection herewith, certified as of the Effective Date by its secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment; and (4) a good standing certificate from the applicable Governmental Authority of the U.S. Borrower’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date (except with respect to any jurisdiction where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect); provided that, in lieu of delivery of each of the documents set forth in clauses (1) and (2) above, the U.S. Borrower may deliver a certificate executed by an Authorized Officer certifying that there have been no material amendments to those documents previously delivered to the Administrative Agent pursuant to Section 3.01(b)(1) and 3.01(b)(2) of the Credit Agreement; provided, further, that any change to any incumbency certificate previously delivered to the Administrative Agent shall be deemed material.

iv.	The Administrative Agent and the Lenders and their respective counsel shall have received executed copies of the favorable written opinion of Kaye Scholer LLP, dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

v.	To the extent a Borrowing is required on the Effective Date, the U.S. Borrower shall have delivered to the Administrative Agent a fully executed Borrowing Notice no later than one (1) Business Day prior to the Effective Date.[2]

vi.	On the Effective Date, (i) after giving effect to the transactions contemplated hereby and any rights of contribution, Holdings and its Subsidiaries, on a consolidated basis, are and shall be Solvent, and (ii) the Administrative Agent shall have received a fully executed Solvency Certificate.

vii.	The Borrower Representative shall have delivered to the Administrative Agent an executed certificate to the effect that each of the conditions precedent described in this Section shall have been satisfied on such date (except that no opinion need be expressed as to Administrative Agent’s satisfaction with any document, instrument or other matter).

viii.	The Borrowers shall have paid to the Administrative Agent for its own account or for the account of the Lenders, as applicable, all fees and expenses required to be paid in connection herewith (including expenses to the extent invoiced at least one (1) Business Day prior to the Effective Date).

11.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the U.S. Borrower hereby represents and warrants that:

i.	The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty is true and correct in all respects;

ii.	No Default or Event of Default exists on the Effective Date before or after giving effect to the transactions contemplated hereby;

iii.	As of the date hereof, the undersigned officer of the Borrower Representative hereby certifies that the conditions to lending specified in Section 3.02(a) of the Credit Agreement have been or will be, as the case may be, satisfied (or waived in accordance with the Credit Agreement);

[2]	If revolver is drawn as of the effective date, new Revolving Lenders will be providing loans to the extent needed to ensure all revolving commitments are drawn ratably.

iv.	The U.S. Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

v.	The U.S. Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 of the Credit Agreement as of the last day of the most recently ended Fiscal Quarter after giving effect to such Incremental Revolving Commitments, the calculations of which are set forth in reasonable detail on Annex A attached hereto.

vi.	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of the Borrower Representative.

vii.	This Agreement has been duly executed and delivered by the Borrower Representative and is the legally valid and binding obligation of the Borrower Representative, enforceable against the Borrower Representative in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

12.	Eligible Assignee. By its execution of this Agreement, each Incremental Revolving Loan Lender represents and warrants that it is an Eligible Assignee.

13.	Notice. For purposes of the Credit Agreement, the initial notice address of each Incremental Revolving Loan Lender shall be as set forth below its signature below, which may be changed in accordance with Section 10.01 of the Credit Agreement.

14.	Non-U.S. Lenders. If any Incremental Revolving Loan Lender is a Non-U.S. Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Revolving Loan Lender may be required to deliver to the Administrative Agent pursuant to subsection 2.20(c) of the Credit Agreement.

15.	Recordation of the New Commitments and Reallocation of Exposure.

i. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Revolving Commitments and the extensions of credit thereunder in the Register.

ii As set forth in Section 2.24 of the Credit Agreement, the Administrative Agent shall further reflect in the Register that each of the applicable existing Revolving Lenders shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase at par from each of the applicable Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on the Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing applicable Revolving Lenders and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments.

iii. Each Incremental Revolving Loan Lender further agrees that it shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank or applicable existing Revolving Lender a participation in such U.S. Letter of Credit outstanding as of the date hereof and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the U.S. Revolving Commitments) of the Dollar Equivalent of the

maximum amount which is or at any time may become available to be drawn thereunder as if such Incremental Revolving Loan Lender (and the Incremental Revolving Commitments established hereby) had been in effect at the time of issuance of such Letter of Credit in accordance with Section 2.04(e).

16.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

17.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

18.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

19.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

20.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

INCREMENTAL REVOLVING LOAN
LENDERS:

BARCLAYS BANK PLC

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

Notice Address:

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attention: Vanessa Kurbatskiy
Telephone: (212) 526-2799
Facsimile: (212) 526-5115

[Signature Page to Joinder Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Notice Address:

[Signature Page to Joinder Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Whitney Wilson
Name:	Whitney Wilson
Title:	Assistant Vice President

Notice Address:

[Signature Page to Joinder Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Notice Address:

[Signature Page to Joinder Agreement]

JEFFERIES FINANCE LLC

By:	/s/ Paul McDonnel
Name:	Paul McDonnel
Title:	Managing Director

Notice Address:

[Signature Page to Joinder Agreement]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Robert G. Scalza
Name:	Robert G. Scalza
Title:	Managing Director

Notice Address:

[Signature Page to Joinder Agreement]

ROYAL BANK OF CANADA

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Notice Address:

[Signature Page to Joinder Agreement]

FAIRMOUNT SANTROL INC., as
Borrower Representative

By:	/s/ Jenniffer D. Deckard
Name:	Jenniffer D. Deckard
Title:	President & CEO

[Signature Page to Joinder Agreement]

Consented to by:

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

[Signature Page to Joinder Agreement]

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
Barclays Bank PLC	Incremental Revolving Commitment		$8,988,764.05
Morgan Stanley Bank, N.A.	Incremental Revolving Commitment		$14,044,943.80
Wells Fargo Bank, National Association	Incremental Revolving Commitment		$10,112,359.55
Goldman Sachs Bank USA	Incremental Revolving Commitment		$3,370,786.52
Jefferies Finance LLC	Incremental Revolving Commitment		$3,370,786.52
KeyBank National Association	Incremental Revolving Commitment		$3,370,786.52
Royal Bank of Canada	Incremental Revolving Commitment		$3,370,786.52

		Total: $	46,629,213.48

Annex A

Fairmount Santrol Inc.

Annex A Calculations to Joinder Agreement

For the Fiscal (Quarter)(Year) Ending 06/30/14

Dollars in 000's

1.	Consolidated Adjusted EBITDA	$97,852.0
	Consolidated Net Income (loss)	$45,294.0
	Plus: Consolidated Interest Expense	$16,572.0
	Plus: Provisions for Taxes based on Income, Profits or Capital	$18,697.0
	Plus: Total Depreciation and Depletion Expense	$13,267.0
	Plus: Total Amortization Expense	$1,317.0
	Plus: Management Fees and Reimbursement of Out-of-Pocket Expenses paid to the Sponsor pursuant to the Management Agreement	$250.0
	Plus: Costs and Expenses Incurred in Connection with the Transactions (1) (including costs and expenses incurred in connection with payments to option holders of holdings)
	Plus: Other Non-Recurring Expenses or Losses Reducing Consolidated Net Income	$539.0
	Plus: Other Non-Cash Charges reducing Consolidated Net Income (2)	$1,916.0
	Plus: Start-Up Costs Related to the Water Solutions Division (3)
	Less: Other Non Cash Gains Increasing Consolidated Net Income (4)
	Less: Amounts Distributed to Holdings Pursuant to Section 6.04(c)(i)
	Less: All Non-Recurring Gains Increasing Consolidated Net Income

	Total Consolidated Adjusted EBITDA	$97,852.0

	1. As defined in the credit agreement, in an aggregate amount not to exceed $20,000,000.

2.      Excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period.

	3. With respect to any period that includes a 2010 Fiscal Quarter period, in an amount not to exceed $1,000,000
	4. Excluding any such non Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period.

2.	Consolidated Current Assets	$355,314.0
	Total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents	$355,314.0

3.	Consolidated Current Liabilities	$118,751.0
	Total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt	$118,751.0

4.	Consolidated Excess Cash Flow (5)	($1,953.0)
	Consolidated Net Income	$45,294.0
	Plus: to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non Cash charges reducing Consolidated Net Income, including for depreciation and amortization and depletion (excluding any such non Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period)	$14,584.0
	Plus: Consolidated Working Capital Adjustment	($25,904.0)

Less: the amounts for such period paid in cash from operating cash flow of (1) scheduled repayments of Indebtedness for borrowed money (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) Capital Expenditures (3) out-of-pocket costs and expenses paid to the Sponsor in with the terms and provisions of the Management Agreement and (4) management fees paid to the Sponsor in accordance with terms and provisions of the Management Agreement (5) without duplication, the amount of any Restricted Junior Payments actually made to FML Holdings pursuant to Section 6.04(c)(i) of the Credit Agreement

		($35,927.0)
	Less: other non Cash gains increasing Consolidated Net Income for such period (excluding any such non Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period)	$0.0

	Consolidated Excess Cash Flow (5)	($1,953.0)

5.      Calculation of Consolidated Excess Cash Flow (and calculation of related definitions) to be delivered pursuant to Section 2.14(g) of the Credit Agreement, commencing with Fiscal Year ending December 31, 2010

5.	Consolidated Net Income	$45,294.0
	the net income (or loss) of the U.S. Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP	$45,294.0

Less: the income (or loss) of any Person (other than a Subsidiary of the U.S. Borrower) in which any other Person (other than the U.S. Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the U.S. Borrower or any of its Subsidiaries by such Person during such period

Less: the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the U.S. Borrower or is merged into or consolidated with the U.S. Borrower or any of its Subsidiaries or that Person’s assets are acquired by the U.S. Borrower or any of its Subsidiaries

Less: the income of any Subsidiary of the U.S. Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary

	Less: any after tax non-Cash gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan
	Less: to the extent not included in clauses (ii)(a) through (d) above, any net extraordinary gains or net extraordinary losses

	Consolidated Net Income	$45,294.0

6.	Consolidated Total Debt	$1,264,972.0
	the aggregate stated balance sheet amount of all Indebtedness of the U.S. Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP	$1,264,972.0

7.	Consolidated Working Capital	$236,563.0
	Consolidated Current Assets	$355,314.0
	Less: Consolidated Current Liabilities	($118,751.0)

	Consolidated Working Capital	$236,563.0

8.	Consolidated Working Capital Adjustment	($25,904.0)
	Consolidated Working Capital as of the beginning of such period	$210,659.0
	Less: Consolidated Working Capital as of the end of such period	($236,563.0)

	Consolidated Working Capital Adjustment	($25,904.0)

9.	Leverage Ratio	3.72x
	Consolidated Total Debt	$1,264,972.0

	Consolidated Pro forma Adjusted EBITDA for the four Fiscal Quarter period then ended 06/30/14	$340,388.0

	Pro forma Leverage Ratio	3.72x